Exhibit 99.2

QUANTUM ENERGY SOLUTIONS, INC.

UNAUDITED FINANCIAL STATEMENTS

As of and For the Three Months Ended March 31, 2010

TABLE OF CONTENTS

Page No.

UNAUDITED FINANCIAL STATEMENTS

Balance Sheets	2

Statements of Operations	3

Statements of Cash Flows	4

Notes to Unaudited Financial Statements	5

QUANTUM ENERGY SOLUTIONS, INC.
BALANCE SHEETS
As of March 31, 2010 and December 31, 2009
(Unaudited)

	March 31, 2010	December 31, 2009

ASSETS

CURRENT ASSETS
Cash	$9,862	$126,940
Trade accounts receivable, net	58,010	-
TOTAL CURRENT ASSETS	67,872	126,940

FIXED ASSETS, NET of accumulated depreciation of $3,573	-	-
TOTAL ASSETS	$67,872	$126,940

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Trade accounts payable	$53,977	$90,885
Line of credit	33,532	35,899
Advances - related party	130,000	109,951
TOTAL CURRENT LIABILITIES	217,509	236,735

Commitments and contingencies	-	-

STOCKHOLDERS' DEFICIT
Common stock, $0.10 par value, 100,000 shares authorized, and 10,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	67,729	64,937
Accumulated deficit	(218,366)	(175,732)
TOTAL STOCKHOLDERS' DEFICIT	(149,637)	(109,795)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$67,872	$126,940

See accompanying notes to the unaudited financial statements.

QUANTUM ENERGY SOLUTIONS, INC.
STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2010 and March 31, 2009
(Unaudited)

	2010	2009

REVENUES	$76,733	$-
COST OF REVENUES	21,460	57,378
GROSS PROFIT (LOSS)	55,273	(57,378)

OPERATING EXPENSES
General and administrative	64,767	76,836
TOTAL OPERATING EXPENSES	64,767	76,836

OTHER EXPENSES
Interest expense	1,018	822
NET LOSS	$(10,512)	$(135,036)

Net loss per common share – basic and diluted	$(1.05)	$(13.50)

Weighted average number of common shares outstanding – basic and diluted	10,000	10,000

See accompanying notes to the unaudited financial statements.

QUANTUM ENERGY SOLUTIONS, INC.
STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2010 and March 31, 2009
(Unaudited)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,512)	$(135,036)
Adjustments to reconcile net loss to net cash used in operating activities
Change in operating assets and liabilities:
Trade accounts receivable	(58,010)	150,507
Trade accounts payable	(36,908)	(20,652)
NET CASH USED IN OPERATING ACTIVITIES	(105,430)	(5,181)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit	(2,367)	(1,945)
Proceeds from advances – related party	20,049	-
Distributions to owners	(32,123)	(19,732)
Contributions from owners	2,793	2,766
NET CASH USED IN FINANCING ACTIVITIES	(11,648)	(18,911)

NET DECREASE IN CASH	(117,078)	(24,092)
CASH AT BEGINNING OF PERIOD	126,940	33,129
CASH AT END OF PERIOD	$9,862	$9,037

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid	$1,018	$822
Income taxes paid	$-	$-

See accompanying notes to the unaudited financial statements.

Quantum Energy Solutions, Inc.
Notes to Unaudited Financial Statements

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Quantum Energy Solutions, Inc. (the “Company” or “Quantum”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the Company’s audited 2009 year-end financial statements and notes thereto for the year ended December 31, 2009 included in this Form 8-K/A.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period have been reflected herein.  The results of operations for interim periods are, however, not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2009 as reported elsewhere herein for the year ended December 31, 2009 have been omitted.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results may differ from those estimates.

Subsequent Events

The Company has evaluated all transactions through December 20, 2010 for subsequent event disclosure consideration.

Recent Accounting Pronouncements

The Company does not expect any recent accounting pronouncements to have a material effect on its financial position or results of operations.

NOTE 2—GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  The Company has a working capital deficit of $149,637 and an accumulated deficit of $218,366 as of March 31, 2010.  In addition, the Company has generated recurring losses of $10,512 and $135,036 during the three months ended March 31, 2010 and 2009, respectively.

The Company entered into an asset sale agreement with OCTuS, Inc. (“OCTuS”), a publicly traded company, as described in our subsequent events in note 6.

NOTE 3—TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable as of March 31, 2010 and December 31, 2009 are $58,010 and $ 0, respectively, and includes $0 in allowance for doubtful accounts.

NOTE 4—LINE OF CREDIT

The Company's line of credit consists of the following:

	March 31, 2010	December 31, 2009
Line of credit with variable interest rate	$33,532	$35,899

Line of credit is payable on demand with a variable interest rate of Wall Street Journal Prime Rate plus 4%. and a maximum credit limit of $50,000  During the three months ended March 31, 2010 and
March 31, 2009, $2,367 and $1,945 in principal payments were made, respectively.  Interest expense for the three months ended March 31, 2010 and March 31, 2009 totaled $1,018 and $822, respectively.

NOTE 5—RELATED PARTY TRANSACTIONS

Advances of $130,000 at March 31, 2010 consist of funds received from a shareholder.  The advances are payable on demand.  During the three months ended March 31, 2010 and March 31, 2009, no principal payments were made, but proceeds of $20,049 and $0 were received, respectively.  On June 10, 2010, these advances were formalized into a 3-year promissory note of $130,000.

During the three months ended March 31, 2010, $2,793 of advances from shareholders was forgiven and recorded as contributed capital.

During the three months ended March 31, 2010 and 2009, cash distribution of $32,123 and $19,732 were paid from equity to shareholders and contributions of $2,793 and $2,766 were made by the shareholders, respectively.

NOTE 6—SUBSEQUENT EVENTS

On June 10, 2010, OCTuS entered into an Asset Purchase Agreement and related agreements with Quantum.

The purchase price included 150,000 shares of OCTuS common stock, valued at $7,500 on the date of the transaction closing which was June 10, 2010, at $0.05, plus assumption of approximately $62,891 in accounts payable and accrued expenses; assumption of a line of credit facility with a balance of $45,253 and assumption of $130,000 of related party advances formalized into a 3-year promissory note with an interest rate of 6%, monthly payments of 3,955, and secured by the assets of OCTuS.